Exhibit 99.1

NEWS

Contact:	Media:	Investment Community:	Shareholder Inquiries:	Media Information Center:
	Becky Bach	Anne Bork	1.800.555.5259 or	1.800.665.1515 or
	1.313.594.4410	1.313.323.8221	1.313.845.8540	1.313.621.0504
	bbach1@ford.com	fordir@ford.com	stockinfo@ford.com	media@ford.com

IMMEDIATE RELEASE

FORD ANNOUNCES THIRD-QUARTER FINANCIAL RESULTS

•	Net loss of $25 million, or 1 cent per share.

•	Earnings from continuing operations of 15 cents per share, excluding special items.

•	Cash position remains strong at $26.9 billion.

•	Increases full-year earnings guidance to $0.95 to $1.05 per share from continuing operations, excluding special items; reconfirms commitment to automotive pre-tax breakeven.

DEARBORN, Mich., Oct. 16 — Ford Motor Company [NYSE: F] today reported a net loss of $25 million, or 1 cent per share, for the third quarter of 2003. This compares with a net loss of $326 million, or 18 cents per share, in the third quarter of 2002.

The 2003 third-quarter net income includes the effects of adopting a new accounting standard (Financial Interpretation 46), which revises U.S. GAAP consolidation requirements, resulting in a change in accounting treatment of several entities. The adoption of the standard reduced third-quarter net income by $264 million, or 14 cents per share.

Earnings from continuing operations, before the cumulative effect of the change in accounting principles related to FIN 46, were $237 million, or 13 cents per share, compared with a loss of $244 million, or 14 cents per share, in the third quarter of 2002.

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Ford recently announced restructuring actions related to Ford Europe that include personnel reductions in the United Kingdom, Germany and a shift removal in Genk, Belgium. The company incurred a charge of $56 million for a portion of these actions in the third quarter of 2003. Charges of between $550 million and $600 million for the balance of these actions are expected to be incurred, primarily in the fourth quarter of 2003.

Excluding the $56 million third-quarter charge, Ford’s third-quarter earnings from continuing operations were 15 cents per share. This result exceeds the First Call consensus estimate of analysts, which projected a loss of 11 cents per share.

Ford’s third-quarter 2003 total revenue declined to $36.9 billion from $39.3 billion in the year-ago period, primarily reflecting lower vehicle unit sales.

“We continue to make significant progress on cutting costs, building relationships and launching great products,” said Bill Ford, chairman and chief executive officer. “Our successful UAW negotiations, coupled with sales records set in September by F-Series and Volvo in the U.S. and Jaguar worldwide, make it clear that Ford Motor Company is moving in the right direction. During the next year alone, we will launch 40 new products across all of our vehicle brands to consumers worldwide.”

AUTOMOTIVE SECTOR

On a pre-tax basis, Ford’s worldwide automotive sector reported a loss of $609 million during the third quarter of 2003, compared with a loss of $618 million a year ago. Excluding the $56 million restructuring charge in Ford Europe, third-quarter results were a loss of $553 million.

Worldwide automotive revenue for the third quarter declined 6.5 percent, or $2.1 billion, to $30.3 billion during the third quarter of 2003. Worldwide vehicle-unit sales in the quarter were 1,410,000, down from 1,656,000 units in the 2002 third quarter.

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Automotive cash, marketable securities, loaned securities and Voluntary Employee Beneficiary Association (VEBA) assets on Sept. 30 were $26.9 billion, down from $28.7 billion at the end of the second quarter, and up from $25.3 billion at the end of 2002.

NORTH AMERICA AUTOMOTIVE

North America Automotive reported a loss of $116 million on a pre-tax basis, compared with a pre-tax profit of $591 million in the third quarter of 2002. The decline primarily reflects lower market share and a planned reduction in dealer stocks, related primarily to the F-150, Freestar and Monterey changeovers. Favorable cost performance and product mix were partial offsets.

North America Automotive revenue in the third quarter was $17.9 billion, down from $21.3 billion in the 2002 third quarter, primarily reflecting lower sales volume, partially offset by improved product mix.

INTERNATIONAL AUTOMOTIVE

The 2003 third-quarter pre-tax loss for International Automotive was $494 million, compared with a loss of $714 million for the year-ago period.

Ford Europe: Ford Europe incurred a pre-tax loss of $452 million in the third quarter, compared with a pre-tax loss of $246 million during the 2002 period. The decline primarily reflects a planned reduction in dealer stocks; unfavorable net pricing, product mix and exchange rates; and the restructuring charge of $56 million discussed above, partially offset by cost improvements. Ford Europe’s revenue in the third quarter was $4.7 billion, compared with $4.4 billion during the third quarter of 2002.

Ford South America: The pre-tax loss for Ford South America narrowed to $26 million during the third quarter from a loss of $243 million during the year-ago period, primarily reflecting favorable exchange rates as well as improved net pricing and market share. Third-quarter revenue in South America rose to $500 million, compared with $400 million in the third quarter of 2002.

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Ford Asia-Pacific: During the third quarter of 2003, Ford Asia-Pacific reported a pre-tax profit of $1 million, compared with a pre-tax loss of $49 million in the same period last year. The improvement reflected higher industry volumes and market share as well as favorable exchange rates, partially offset by higher development costs for new products. Revenue rose to $1.6 billion, compared with $1.1 billion during the third quarter of 2002.

Premier Automotive Group (PAG): PAG reported a pre-tax loss of $22 million for the third quarter, compared with a pre-tax loss of $160 million for the third quarter of 2002. PAG’s improvement reflected favorable vehicle mix and lower costs, partially offset by unfavorable exchange rates. Third-quarter revenue for PAG was $5.6 billion, compared with $4.9 billion a year ago.

FORD CREDIT

Ford Motor Credit Company reported record net income of $504 million for the third quarter of 2003, up $210 million from earnings of $294 million in the same period a year earlier. On a pre-tax basis, Ford Credit earned $809 million in the third quarter of 2003 compared with $460 million in the third quarter of 2002. The increase in earnings primarily reflected a lower provision for credit losses, the favorable impact of the interest rate environment on borrowing costs, and the favorable market valuation of derivative instruments.

HERTZ

Hertz reported pre-tax earnings of $186 million in the third quarter, compared with $160 million during the same period a year ago. The result is attributable to strong cost performance and higher rental volumes, partially offset by lower pricing.

OUTLOOK

“Despite increasing competitive pressures in the U.S. and Europe, we remain committed to achieving at least automotive pre-tax breakeven, excluding special items. This commitment reflects continued progress in reducing costs and the growing acceptance of our new products,” said Don Leclair, chief financial officer.

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Based on continued strong performance in the financial services group, Ford is revising its full-year earnings guidance from $0.70 per share to $0.95 to $1.05 per share, based on income from continuing operations, excluding special items.

Investors and media can hear a review of third-quarter results by Don Leclair via conference call at 800-901-5218 (617-786-4511 for international dial-in) or on the Internet at http://www.shareholder.ford.com. Supporting presentation material will be available at the same Internet address. The presentation will begin at 9:00 a.m. EDT, Oct. 16.

Ford Motor Company, headquartered in Dearborn, Mich., is the world’s second largest automaker, with approximately 335,000 employees in 200 markets on six continents. Its automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Credit, Quality Care and Hertz. Ford Motor Company celebrated its 100th anniversary on June 16, 2003.

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Statements included or incorporated by reference herein may constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	greater price competition in the U.S. and Europe resulting from currency fluctuations, industry overcapacity or other factors;

•	a significant decline in industry sales, particularly in the U.S. or Europe, resulting from slowing economic growth, geo-political events or other factors;

•	lower-than-anticipated market acceptance of new or existing products;

•	work stoppages at key Ford or supplier facilities or other interruptions of supplies;

•	the discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;

•	increased safety, emissions, fuel economy or other regulation resulting in higher costs and/or sales restrictions;

•	unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;

•	worse-than-assumed economic and demographic experience for our post-retirement benefit plans (e.g., investment returns, interest rates, health care cost trends, benefit improvements);

•	currency or commodity price fluctuations;

•	a market shift from truck sales in the U.S.;

•	economic difficulties in South America or Asia;

•	reduced availability of or higher prices for fuel;

•	labor or other constraints on our ability to restructure our business;

•	a change in our requirements under long-term supply arrangements under which we are obligated to purchase minimum quantities or pay minimum amounts;

•	a further credit rating downgrade;

•	inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts;

•	higher-than-expected credit losses;

•	lower-than-anticipated residual values for leased vehicles;

•	increased price competition in the rental car industry and/or a general decline in business or leisure travel due to terrorist attacks, act of war or measures taken by governments in response thereto that negatively affect the travel industry; and

•	our inability to implement the Revitalization Plan.

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